Exhibit 4.5

FIRST AMENDMENT TO INDENTURE

This FIRST AMENDMENT TO INDENTURE is dated as of March 2, 2004 (this “Amendment”), between AMPEX CORPORATION, a Delaware corporation (the “Corporation”) and U.S. BANK NATIONAL ASSOCIATION, as successor trustee to State Street Bank and Trust Company (the “Trustee”).

WHEREAS, the Corporation and the Trustee have entered into the Indenture, dated as of February 28, 2002 (the “Indenture”) (all capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Indenture); and

WHEREAS, the Corporation desires to amend the Indenture to make certain changes in the Indenture as originally executed; and

WHEREAS, pursuant to the Consent of Noteholders, entered into as of the date hereof, by and among the Corporation and the Holders named in the signature pages thereto, the Holders of at least a majority in principal amount of the outstanding Securities have consented in writing to amend the Indenture as provided herein, and have authorized the Corporation and the Trustee to enter into this Amendment.

NOW, THEREFORE, in consideration of the foregoing, each party hereto, for the benefit of the other party hereto and the Holders, hereby agrees as follows:

1. The definition of “Minimum Available Cash Flow” set forth in Section 1.01 of the Indenture shall be deleted in its entirety and the following substituted therefor:

“Minimum Available Cash Flow” means an amount of the aggregate Available Cash Flow of the Corporation received during the five-year period commencing January 1, 2002 and ending December 31, 2006, which amount shall be not less than $30 Million.”

2. Section 7.01 (4) of the Indenture shall be deleted in its entirety and the following substituted therefor:

“ the Corporation fails to receive the Minimum Available Cash Flow during the five-year period ending December 31, 2006;”

3. As amended by this Amendment, the Indenture is in all respects ratified and confirmed, and as so amended by this Amendment shall be read, taken and construed as one and the same instrument.

4. The laws of the State of New York shall govern this Amendment, without giving effect to applicable principals of conflicts of laws, to the extent that the application of the laws of another jurisdiction would be required thereby.

5. The parties hereto may execute this Amendment in counterparts, each of which shall be an original, and all of which, when taken together, shall represent the same instrument.

AMPEX CORPORATION

By:	/s/ CRAIG L. McKIBBEN
Name:	Craig L. Mckibben
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ MARIE HATTINGER
Name:	Marie Hattinger
Title:	Vice President

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